Exhibit 107

Calculation of Filing Fee Table

SCHEDULE 14A

(Form Type)

1Life Healthcare, Inc.

(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee

Fees to be Paid	$3,930,438,996.40	0.0000927	$364,352

Fees Previously Paid	—		—

Total Transaction Valuation	$3,930,438,996.40

Total Fees Due for Filing			$364,352

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$364,352

(i)	Title of each class of securities to which transaction applies:

Common Stock, $0.001 par value per share, of the Registrant (“Common Stock”)

(ii)	Aggregate number of securities to which transaction applies:

As of the close of business on August 2, 2022, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 224,197,155, which consists of (a) 195,170,531 outstanding shares of Common Stock; (b) 17,287,795 shares of Common Stock underlying outstanding stock options, with exercise prices at or below $18.00 per share; (c) 11,301,088 shares of Common Stock underlying outstanding restricted stock unit awards; and (d) 437,741 shares of Common Stock remaining in escrow accounts relating to the Registrant’s prior acquisition of Iora Health, Inc.

(iii)	Per unit price of other underlying value of transaction computed pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Solely for the purpose of calculating the filing fee pursuant to Exchange Act Rule 0-11(c), the underlying value of the transaction was calculated based on the sum of (A) the product of (i) 206,909,360 shares of Common Stock (including 195,170,531 outstanding shares of Common Stock, 11,301,088 shares of Common Stock underlying outstanding restricted stock unit awards and 437,741 shares of Common Stock remaining in escrow accounts relating to the Registrant’s prior acquisition of Iora Health, Inc.) and (ii) the merger consideration of $18.00 in cash per share of Common Stock, and (B) the product of (i) 17,287,795 shares of Common Stock underlying outstanding stock options, with exercise prices at or below $18.00 per share, and (ii) $11.92 (the difference between the merger consideration of $18.00 in cash per share and the weighted average exercise price of $6.08 per share) (collectively the “Total Consideration”). Pursuant to Exchange Act Rule 0-11(c) and Section 14(g) of the Exchange Act, the filing fee equals the product of 0.0000927 multiplied by the Total Consideration.

Table 2: Fee Offset Claims and Sources

N/A